Exhibit 99.1

REDWOOD TRUST REPORTS SECOND QUARTER 2021 FINANCIAL RESULTS

MILL VALLEY, CA – Wednesday, July 28, 2021 – Redwood Trust, Inc. (NYSE:RWT), a leader in expanding access to housing for homebuyers and renters, today reported its financial results for the quarter ended June 30, 2021.
Key Financial Results and Metrics
•GAAP net income was $90 million, or $0.66 per diluted common share
•GAAP book value per common share was $11.46 at June 30, 2021, up 6.5% from March 31, 2021
•GAAP return on equity was 29% on an annualized basis
•Economic return on book value(1) of 8.2% for the second quarter and 19.0% for the first half of 2021
•Recourse leverage ratio(2) of 2.2x at June 30, 2021
•Declared and paid a regular quarterly dividend of $0.18 per common share for the second quarter with dividend coverage of approximately 4.5x

Operating Business Highlights
Business Purpose Lending
•Originated $527 million in business purpose loans, up 37% from the first quarter of 2021, including $312 million of single-family rental (SFR) loans and $215 million of bridge loans
•Approximately 34% of SFR origination volume in the second quarter was generated from borrowers that previously had a bridge loan with CoreVest and 67% of total origination volumes were from repeat borrowers
•Completed the CAFL 2021-1 securitization, backed by $276 million of SFR loans
•Settled call rights for one CAFL securitization, purchasing $45 million of seasoned SFR loans at par
•Expanded BPL sourcing pipeline through a minority preferred equity investment in Churchill Finance, and closed our first purchase of bridge loans and smaller balance SFR loans from Churchill in July

Residential Lending
•Locked $3.9 billion(3) of jumbo residential loans, the Company's second highest lock volume on record; loan purchase commitments were $2.7 billion(4)
•Lock mix(3) was approximately 60% purchase money loans and 40% refinancings; and included 85% Select loans and 15% Choice loans
•Purchased $3.5 billion of jumbo loans; loan pipeline at June 30, 2021 included $2.5 billion of loans identified for purchase
•Demonstrated balanced distribution capabilities with three securitizations backed by $1.5 billion of Select jumbo loans in aggregate, and $1.8 billion of whole loan sales
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(1)    Economic return on book value is based on the period change in GAAP book value per common share plus dividends declared per common share in the period.
(2)    Recourse leverage ratio is defined as recourse debt at Redwood divided by tangible stockholders' equity. Recourse debt excludes $7.8 billion of consolidated securitization debt (ABS issued and servicer advance financing) and other debt that is non-recourse to Redwood, and tangible stockholders' equity excludes $49 million of intangible assets.
(3)    Does not account for potential fallout from pipeline that typically occurs through the lending process.
(4)    Includes estimated potential fallout from locked pipeline that typically occurs through the lending process.

Residential Lending (Continued)
•Settled call rights on three Sequoia securitizations, purchasing $83 million of seasoned jumbo loans at par
•Have funded $571 million of residential loans through "Rapid Funding" programs since launching in the first quarter of 2021

Portfolio and Financing Highlights
•Realized 5% asset price appreciation in investment portfolio, driven by strong credit performance
•Added over $750 million of financing capacity to support growth of operating platforms
•Reduced our overall cost of funds for our investment portfolio by approximately 100 basis points, through refinancing certain non-recourse borrowings for bridge loans and other financing activities
•Maintained robust balance sheet with unrestricted cash of $421 million and available capital of $175 million at June 30, 2021
•Subsequent to quarter end, increased our available capital through the completion of a new $100 million non-marginable secured term facility collateralized by retained CAFL securities

RWT Horizons Highlights
•Funded two transactions through our RWT Horizons initiative, including a previously-announced investment in Liquid Mortgage and an early-stage investment in a tech-enabled residential construction management platform
•Subsequent to quarter end, in July, Liquid Mortgage was issued a U.S. Patent for its distributed ledger technology, supporting its vision for the digitization of debt markets, including making debt markets more efficient and transparent while lowering overall ecosystem costs

ESG First Half 2021 Highlights
•Enhanced the diversity of the leadership team and Board of Directors, including the role of Chief Financial Officer and through expansion of our Board to include two new independent Directors
•Introduced a new suite of housing related employee benefits that align with Redwood's corporate mission of making quality housing accessible to all American households, including full reimbursement of mortgage insurance costs to help our team members attain home ownership
•Implemented an enhanced parental leave program for both primary and secondary caregivers
•Activated our Employee Diversity council, an employee-led group that serves as a close partner to the executive leadership team in developing and executing our Diversity, Equity, Inclusion, and Belonging roadmap

"We're excited about our performance in the second quarter, which saw very strong earnings and book value growth despite a challenging interest rate environment. These results reflect the durable earnings power of a diverse product mix across our residential and BPL platforms, and very strong portfolio credit performance. We continue to demonstrate leadership across the non-agency mortgage sector, where macro trends and regulatory changes are expanding our addressable market. By continuing to invest in our infrastructure, and forming strategic partnerships, we see a path to realizing transformative scale in the near and long-term," said Chris Abate, Chief Executive Officer of Redwood Trust.

Second Quarter 2021 Redwood Review Available Online
A further discussion of Redwood's business and financial results is included in the second quarter 2021 Redwood Review and the second quarter 2021 Investor Presentation which are available within the “Financials-Redwood Review” and "Events and Presentations" sections, respectively, on the Company’s investor relations website at ir.redwoodtrust.com.

Conference Call and Webcast
Redwood will host an earnings call today, July 28, 2021, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its second quarter 2021 financial results. The number to dial in order to listen to the conference call is 1-877-423-9813 in the U.S. and Canada. International callers must dial 1-201-689-8573. A replay of the call will be available through midnight on August 11, 2021, and can be accessed by dialing 1-844-512-2921 in the U.S. and Canada or 1-412-317-6671 internationally and entering access code #13721503.
The conference call will be webcast live in listen-only mode through the Events and Presentations section of Redwood Trust's Investor Relations website at https://ir.redwoodtrust.com/events-and-presentations/events. To listen to the webcast, please go to Redwood's website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on Redwood's website following the call. Redwood plans to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission by Monday, August 9, 2021, and also make it available on Redwood’s website.
About Redwood Trust
Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit. Our operating platforms occupy a unique position in the housing finance value chain, providing liquidity to growing segments of the U.S. housing market not served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms; whole-loan distribution activities; and our publicly-traded shares. Our consolidated investment portfolio has evolved to incorporate a diverse mix of residential, business purpose and multifamily investments. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Since going public in 1994, we have managed our business through several cycles, built a track record of innovation, and a best-in-class reputation for service and a common-sense approach to credit investing. Redwood Trust is internally managed, and structured as a real estate investment trust (“REIT”) for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com or connect with us on LinkedIn, Twitter, or Facebook.

Forward-Looking Statements:  This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the amount of residential mortgage loans that we identified for purchase during the second quarter of 2021 and at June 30, 2021, and expected fallout and the corresponding volume of residential mortgage loans expected to be available for purchase, statements relating to our estimates of our available capital, our estimates of REIT taxable income, statements relating to macroeconomic trends and regulatory changes expanding our addressable market, and the expected timing for the filing of Redwood's Quarterly Report on Form 10-Q. Forward-looking statements involve numerous risks and uncertainties. Redwood's actual results may differ from Redwood's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2020 under the caption “Risk Factors”. Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.

Financial Performance	Three Months Ended
($ in millions, except per share data)	6/30/2021	3/31/2021	6/30/2020

GAAP net income	$90	$97	$165
GAAP net income per diluted common share	$0.66	$0.72	$1.00

REIT taxable income (loss) (estimated)	$12	$10	$(58)
REIT taxable income (loss) per share (estimated)	$0.11	$0.09	$(0.50)

GAAP book value per share	$11.46	$10.76	$8.15
Dividends per common share	$0.18	$0.16	$0.125

Consolidated Income Statements (1)	Three Months Ended
($ in millions, except share and per share data)	6/30/21	3/31/21	12/31/20	9/30/20	6/30/20

Interest income	$139	$128	$122	$122	$130
Interest expense	(108)	(103)	(98)	(100)	(103)
Net interest income	31	26	24	22	27
Non-interest income
Mortgage banking activities, net	54	83	54	59	(6)
Investment fair value changes, net	49	45	23	107	152
Other income	2	4	—	—	1
Realized gains, net	8	3	—	1	26
Total non-interest income (loss), net	114	134	77	167	173
General and administrative expenses	(41)	(44)	(30)	(28)	(29)
Loan acquisition costs	(4)	(4)	(3)	(2)	(2)
Other expenses	(4)	(4)	(4)	(8)	(5)
Provision for income taxes	(7)	(12)	(8)	(9)	—
Net income	$90	$97	$54	$142	$165

Weighted average diluted shares (thousands) (2)	141,761	141,039	140,641	141,970	147,099
Diluted earnings per common share	$0.66	$0.72	$0.42	$1.02	$1.00
Regular dividends declared per common share	$0.18	$0.16	$0.14	$0.14	$0.125

(1)Certain totals may not foot due to rounding.
(2)In the periods presented above, weighted average diluted shares included shares from the assumed conversion of our convertible and/or exchangeable debt in accordance with GAAP diluted EPS provisions. Actual shares outstanding at June 30, 2021, March 31, 2021, December 31, 2020, September 30, 2020, and June 30, 2020 were 113,053, 112,999, 112,090, 111,904, and 114,940, respectively.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Six Months Ended June 30,
($ in millions, except share and per share data)	2021	2020

Interest income	$267	$328
Interest expense	(211)	(249)
Net interest income	56	79
Non-interest income (loss)
Mortgage banking activities, net	137	(35)
Investment fair value changes, net	95	(719)
Other income	6	4
Realized gains, net	11	30
Total non-interest income (loss)	249	(720)
General and administrative expenses	(84)	(57)
Loan acquisition costs	(7)	(6)
Other expenses	(8)	(96)
(Provision for) benefit from income taxes	(18)	22
Net income (loss)	$187	$(778)

Weighted average diluted shares (thousands)	141,139	114,230
Diluted earnings (loss) per common share	$1.38	$(6.82)
Regular dividends declared per common share	$0.34	$0.445

(1)Certain totals may not foot due to rounding.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)
($ in millions, except share and per share data)	6/30/21	3/31/21	12/31/20	9/30/20	6/30/20

Residential loans	$5,743	$4,702	$4,249	$4,495	$4,534
Business purpose loans	4,409	4,172	4,136	3,956	3,782
Multifamily loans	485	490	492	491	489
Real estate securities	355	364	344	351	316
Other investments	309	323	348	385	430
Cash and cash equivalents	421	426	461	451	529
Other assets	275	420	324	273	281
Total assets	$11,996	$10,897	$10,355	$10,402	$10,362

Short-term debt	$1,485	$1,254	$523	$483	$663
Other liabilities	195	317	195	158	168
Asset-backed securities issued	7,537	6,672	7,101	7,172	6,856
Long-term debt, net	1,484	1,438	1,425	1,536	1,738
Total liabilities	10,701	9,681	9,244	9,349	9,425

Stockholders' equity	1,295	1,216	1,111	1,053	937

Total liabilities and equity	$11,996	$10,897	$10,355	$10,402	$10,362

Shares outstanding at period end (thousands)	113,053	112,999	112,090	111,904	114,940
GAAP book value per share	$11.46	$10.76	$9.91	$9.41	$8.15

(1)Certain totals may not foot due to rounding.

CONTACTS
Lisa M. Hartman
SVP, Head of Investor Relations
Phone: 866-269-4976
Email: investorrelations@redwoodtrust.com